EXHIBIT 99.1

[CARDIAC SCIENCE LOGO]

NEWS RELEASE for October 28, 2003 at 1:30 AM EST

Contact:	Matt Clawson (Investors), or	Roderick de Greef
	Len Hall (Media)	Chief Financial Officer
	Allen & Caron Inc	Cardiac Science, Inc.
	(949) 474-4300	949-797-3800

	matt@allencaron.com	rdegreef@cardiacscience.com
len@allencaron.com

CARDIAC SCIENCE ANNOUNCES 2003 THIRD QUARTER, NINE-MONTH RESULTS

AED Revenue for Quarter Up 57%, Operating Loss Cut by 91%

IRVINE, CA (October 28, 2003)—Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automated public access defibrillators (AEDs) and provider of comprehensive AED/CPR training and AED program management services, today reported revenue of $15.7 million for the third quarter ended September 30, 2003 as compared to $13.6 million in the same period last year. Sales of AEDs and related accessories in the third quarter totaled $15.0 million representing an increase of 57 percent over the prior year quarter. For the nine months, sales of AEDs and related accessories totaled $40.4 million and were up 56 percent over the same period last year. At quarter end, the Company had an order backlog of $630,000, due primarily to higher-than-expected demand for the new Powerheart® AED G3 product line released for commercial sale in August.

The gross margin for the third quarter of 2003 increased to 60.5 percent from 50.0 percent in the same prior year period and was up sequentially from 57.2 percent in the second quarter of 2003.

The company narrowed its operating loss significantly to $264,000 in the third quarter of 2003, compared to a $2.8 million loss in the same period last year, and down from the $621,000 operating loss in the 2003 second quarter. The net loss in the third quarter decreased to $1.5 million, or a $0.02 loss per share, down from $4.1 million, or a $0.06 loss per share, in the corresponding prior year period.

Revenue for the nine months ended September 30, 2003 was $44.3 million, a 24 percent increase over the $35.8 million for the year-earlier period. The net loss for the nine months was $6 million, or a $0.09 loss per share, as compared to $11.4 million, or a $0.17 loss per share, in 2002.

Cardiac Science Chairman and CEO Raymond W. Cohen said, “Customer demand for our new Powerheart® AED G3 and FirstSave® AED G3 devices exceeded our expectations and most customers purchased our flagship device, the Powerheart AED G3. Although we limited sales of the new generation AEDs to the U.S. market, nearly 60 percent of all AEDs sold

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CARDIAC SCIENCE ANNOUNCES 2003 THIRD QUARTER

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were the new generation products which challenged our ability to fill demand within the quarter. The result was a strong sequential increase in gross margin between the second and third quarters and a backlog of unfilled orders moving into the fourth quarter. Had we been able to ship all orders, we would have achieved our objective of operating profitability in the third quarter.”

In the third quarter, more than 8,000 AED units were sold to a wide variety of market segments worldwide, representing an increase in unit sales of 82 percent as compared to the 4,400 devices sold in the same period last year. The two strongest sectors within the domestic AED market were corporate workplaces and municipalities. Combined, these segments accounted for over 78 percent of the total number of AEDs sold in the United States. International AED sales were up 122 percent over the prior year period and accounted for 16 percent of the quarter’s total AED revenue.

In the quarter, sales of Diascope® patient monitors to international distributors totaled $210,000 as compared to $3.6 million in corresponding 2002 period. During the 2002 period, the Company sold off the remaining inventory produced in its manufacturing facility in Denmark, which was shut down during third quarter 2002. This quarter, International demand for our Diascope monitors, especially in the Middle East, where the company has sold the majority of those units, was again weak as instability and poor economic conditions continued to delay buying decisions in those countries. Sales of disposable defibrillator pads and equipment related to deployment of the Powerheart CRM product in the hospital market was $238,000 in the third quarter of 2003.

About Cardiac Science

Cardiac Science develops, manufactures and markets Powerheart®-brand public-access defibrillators (AEDs) and offers comprehensive AED/CPR training and program management services that facilitate successful deployments. The Company also manufactures its AED products on a private label basis for other leading medical companies. Cardiac Science’s AEDs, Diascope®-brand patient monitors and Powerheart® CRM™, the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms are marketed in the United States by its 55-person sales force, numerous domestic distribution channel partners and by international distributors in more than 50 countries around the world. For more information, please visit www.cardiacscience.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company’s Form 10-K for the year ending December 31, 2002, subsequent quarterly filings, and other documents filed by the Company with the Securities and Exchange Commission.

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CARDIAC SCIENCE ANNOUNCES 2003 THIRD QUARTER

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Cardiac Science, Inc.

Consolidated Statement of Operations

(Unaudited)

In thousands, except share and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$15,728	$13,588	$44,279	$35,790
Cost of Goods Sold	6,217	6,788	18,527	18,364

Gross Profit	9,511	6,800	25,752	17,426
Operating Expenses:
Sales and Marketing	4,564	4,505	12,927	11,971
Research and Development	1,444	1,588	3,939	4,758
General and Administrative	3,386	2,946	9,800	8,473
Amortization of Intangibles	381	550	1,211	1,609
Gain on Settlement	—	—	—	(832)

Total Operating Expenses	9,775	9,589	27,877	25,979

Operating Loss	(264)	(2,789)	(2,125)	(8,553)
Interest and other income/(expense)	(1,482)	(1,310)	(4,366)	(2,791)
Operating loss before provision for income taxes	(1,746)	(4,099)	(6,491)	(11,344)
Provision for income taxes	—	—	—	—
Loss before minority interest	(1,746)	(4,099)	(6,491)	(11,344)

Minority interest in subsidiary	—	(37)	(48)	(26)
Income from discontinued operations	256	—	493	—

Net loss	$(1,490)	$(4,136)	$(6,046)	$(11,370)

Net loss per share (basic and diluted)	$(0.02)	$(0.06)	$(0.09)	$(0.17)

Weighted average number of shares used in the computation of net loss per share	67,398,421	67,291,483	67,050,032	67,229,121

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Cardiac Science, Inc.

Condensed Consolidated Balance Sheets

In thousands

	September 30 2003	December 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$14,176	$15,598
Accounts receivable, net	17,579	10,986
Inventory	8,466	5,918
Prepaid expenses	1,584	2,098
Assets held-for-sale	—	1,161

Total Current Assets	41,805	35,761
Property and Equipment, net	5,608	5,206
Goodwill and other intangibles, net	105,233	106,546
Other assets	3,980	6,407

	$156,626	$153,920

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts Payable	$7,593	$6,921
Liabilities held-for-sale	—	2,067
Accrued expenses and other current liabilities	4,510	7,596

Total current liabilities	12,103	16,584
Long term notes payable	45,060	41,054
Other long term liabilities	949	1,112
Minority Interest	—	900
Total stockholder’s equity	98,514	94,270

	$156,626	$153,920

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